Exhibit 99.1

CENTERSTATE BANK MID FLORIDA

1211 West North Boulevard

Leesburg, Florida 34748

(352) 323-9000

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON FEBRUARY __, 2006

NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of CenterState Bank Mid Florida (“Bank”) will be held at the main office of the Bank on _________, February __, 2006, at ______ p.m. local time, for the following purposes:

1. Approve Plan of Merger and Merger Agreement. To consider and vote upon a proposal to approve the Plan of Merger and Merger Agreement (“Agreement”) by and between the Bank and CenterState Banks of Florida, Inc.

2. Other business. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on January __, 2006 are entitled to notice of, and to vote at, the Special Meeting.

A dissenting shareholder will be entitled to payment in cash of the value of only those shares held by the shareholder (a) which at the Special Meeting are voted against the approval of the Agreement; or (b) with respect to which the shareholder has given written notice to the President of the Bank at or prior to the Special Meeting that the shareholder dissents from the Agreement.

Your attention is directed to the attached Proxy Statement.

The Board of Directors of the Bank unanimously recommends that shareholders vote FOR approval of the Agreement.

By Order of the Board of Directors

Timothy A. Pierson
President and Chief Executive Officer

Leesburg, Florida

January __, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED RETURN ENVELOPE IN ORDER TO INSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF BANK COMMON STOCK IS REQUIRED FOR APPROVAL OF THE AGREEMENT.